www.bankrate.com

For more information contact:

Edward J. DiMaria

SVP, Chief Financial Officer

edimaria@bankrate.com

(917) 368-8608

Bruce J. Zanca

SVP, Chief Communications/Marketing Officer

bzanca@bankrate.com

(917) 368-8648

FOR IMMEDIATE RELEASE

Reminder -- Conference Call and Webcast Today at 4:30 P.M. Eastern Time

Interactive Dial-In: (877) 703-6108, Passcode 41369648.   International Callers Dial-In: (857) 244-7307, Passcode 41369648 (10 minutes before the call). Webcast:  http://investor.bankrate.com/

BANKRATE ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS

NEW YORK, NY – October 30, 2013

($ in millions, except per share amounts)			Nine months ended
	Q3-13	Q3-12	2013	2012
Revenue	$121.2	$116.8	$335.2	$363.9

Net Income
GAAP	(7.8)	2.6	(6.5)	29.0
Adjusted	13.5	12.6	36.0	49.6

Diluted Earnings per Share (EPS)
GAAP	$(0.08)	$0.03	$(0.06)	$0.29
Adjusted	0.13	0.13	0.36	0.49

Adjusted EBITDA	31.9	29.8	86.5	105.2

Bankrate, Inc. (NYSE: RATE) today reported financial results for the third quarter ended September 30, 2013. Total revenue for the third quarter was $121.2 million compared to $116.8 million in the third quarter of 2012, an increase of 4%.  Net loss for the quarter was $7.8 million or approximately $0.08 per fully diluted share, compared to net income of $2.6 million, or $0.03 per fully diluted share in the third quarter of 2012.

Adjusted EPS, as outlined in the attached reconciliation, were $0.13 for the third quarter of 2013, which is consistent with the third quarter of 2012.  Adjusted EBITDA, as outlined in the attached reconciliation, were $31.9 million, with a margin of 26%, in the third quarter of 2013 compared to $29.8 million, with a margin of 26%, in the third quarter of 2012, an increase of 7%.

Results for Nine Months Ended September 30, 2013

Total revenue for the nine months ended September 30, 2013 was $335.2 million compared to $363.9 million in the comparable period in 2012, representing a $28.8 million or 8% decrease.

Net loss was $6.5 million or $0.06 per fully diluted share for the period in 2013, compared to net income of $29.0 million, or $0.29 per fully diluted share in the comparable period in 2012. Adjusted EPS were $0.36 for the period in 2013, compared to $0.49 for the same period in 2012, representing a decrease of 27%.

Adjusted EBITDA for the period were $86.5 million in 2013, compared to $105.2 million in the comparable period in 2012, a decrease of 18%.

"The improvement of the business has continued into the second half of the year with both the insurance and credit card verticals gaining momentum,” stated Thomas R. Evans, President and CEO of Bankrate, Inc. “Our insurance business continues to be on a great trajectory and credit card issuers are back marketing aggressively.  While the mortgage re-fi business has slowed down, the deposit business is showing signs of improvement,” Mr. Evans added.

Fourth Quarter Guidance

For the fourth quarter of 2013, Bankrate expects to show an overall revenue increase in the mid to upper 20% range with an Adjusted EBITDA increase of over 70% compared to the fourth quarter of 2012 at a margin in the mid to high 20% range.

“We’re confident with our position on revenue and EBITDA guidance as we are seeing our initiatives pay off in our insurance vertical and with higher than expected margins and strong growth in our credit card business,” Mr. Evans stated.

Kenneth Esterow appointment to President and CEO effective January 1, 2014

The company also announced that Thomas R. Evans will be stepping down as President and CEO and as a member of the company’s Board of Directors at the end of 2013.  Kenneth Esterow, who joined the company in September as the Chief Operating Officer will be taking over as the President and Chief Executive Officer on January 1, 2014 and will join the company’s Board at that time.

“After almost 10 years as Bankrate’s CEO, I wanted to step away from the day-to-day activity, but wanted to do so when there was clear momentum in the business.  With the successful transition of the insurance business, the improvement of the credit cards business, resilience in the banking business, and a great management team in place, it seemed like this was a good time to do so.  The company is in great shape going into the fourth quarter and poised for meaningful growth in 2014,” stated Mr. Evans.

Following his resignation, Mr. Evans will continue to be engaged with the company as an advisor to the Board.

“I am looking forward to working closely with Ed DiMaria and all of the other world class executives at Bankrate,” said Mr. Esterow.  “Under Tom Evans’ leadership, Bankrate delivered remarkably strong growth over the past decade, while successfully extending the platform into multiple verticals.  Bankrate is enjoying renewed traction and remains incredibly well-positioned.  It is a privilege to work with Tom through this transition and I am excited to extend Bankrate’s role as the preeminent provider of online personal finance information.”

Third Quarter and Year to Date 2013 Highlights

•	Display advertising, or CPM revenue, in the third quarter increased 5% compared to the same period last year and increased 6% in the first nine months of 2013 compared to the same period in 2012.
•

Overall lead generation revenue, which consists of CPA (primarily attributed to credit card products) and CPL (primarily attributed to insurance products) revenue, increased 11% compared to the third quarter 2012. In the first nine months of 2013, lead generation revenue declined by 8% versus the first nine months of last year due to the strategic quality initiative that the Company implemented in its insurance business.

•

Within lead generation revenues, both CPA revenues and CPL revenues increased sequentially from the previous quarter. CPA revenue increased on strong credit card issuer marketing activities, while CPL revenues increased due to higher conversion rates, higher carrier & agent demand and increased monetization.

•

Hyperlink, or CPC revenue, for the quarter decreased 13% compared to the same period last year, with the overall decline driven by a decrease in the Company’s banking CPC product revenue, mainly as a result of lower refinancing activity in mortgages. However, the overall decline in CPC was partially offset by low teens growth in our insurance CPC business as the Company continued to gain traction with its quality initiative. For the nine months ended September 30, 2013 hyperlink revenue declined by 11% compared to the same period in 2012.

•

During the third quarter, the Company successfully refinanced the entire $195 million, 11.75% notes due 2015, with $300 million, 6.125% notes due 2018. At the end of the third quarter, the Company’s leverage ratio to trailing twelve months Adjusted EBITDA was 1.0x on a net debt basis.

•	The Company recently completed the mobile optimization of Bankrate.com, as well as other owned and operated sites, which are now responsive to fit smaller mobile screen sizes.

October 30, 2013 Conference Call Interactive Dial-In and Webcast Information:

To participate in the teleconference please call: (877) 703-6108, passcode 41369648.    International participants should dial: (857) 244-7307, passcode 41369648.  Please access at least 10 minutes prior to the time the conference is set to begin. A webcast of this call can be accessed at Bankrate’s website: http://investor.bankrate.com/.

Replay Information:

A replay of the conference call will be available beginning October 30, 2013 at 8:30 p.m. ET / 5:30 p.m. PT through November 6, 2013 at 11:59 p.m. ET / 8:59 p.m. PT.  To listen to the replay, call (888) 286-8010 and enter the passcode: 10989684.  International callers should dial (617) 801-6888 and enter the passcode: 10989684.

Non-GAAP Measures:

To supplement Bankrate’s financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Bankrate uses non-GAAP measures of certain components of financial performance, including EBITDA, Adjusted EBITDA, Adjusted EPS, and Gross Margin excluding stock based compensation, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses.  These non-GAAP measures are provided to enhance investors’ overall understanding of Bankrate’s current financial performance and its prospects for the future.  Specifically, Bankrate believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results.  In addition, because Bankrate has historically reported certain non-GAAP results to investors, Bankrate believes the inclusion of non-GAAP measures provides consistency in its financial reporting. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the financial tables below.

About Bankrate, Inc.

Bankrate is a leading publisher, aggregator and distributor of personal finance content on the Internet.  Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes. The Bankrate network includes Bankrate.com, our flagship website, and other owned and operated personal finance websites, including, but not limited to, CreditCards.com, Interest.com, Bankaholic.com, Mortgage-calc.com, CreditCardGuide.com, InsuranceQuotes.com, CarInsuranceQuotes.com, AutoInsuranceQuotes.com, InsureMe.com, and NetQuote.com.  Bankrate aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of approximately 600 local markets in all 50 U.S. states, Bankrate generates over 172,000 distinct rate tables capturing, on average, over three million pieces of information weekly.  Bankrate develops and provides web services to over 75 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, CNN Money, CNBC and Comcast. In addition, Bankrate licenses editorial content to over 100 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times and The Boston Globe.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Certain matters included in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. Such forward-looking statements include, without limitation, statements made with respect to future revenue, revenue growth, market acceptance of our products, our strategy and profitability. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known or unknown factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: the willingness of our advertisers to advertise on our websites; increased competition and its effect on our website traffic, advertising rates, margins and market share; our dependence on internet search engines to attract a significant portion of the visitors to our websites; the number of consumers seeking information on the financial products we have on our websites; interest rate volatility; technological changes; our ability to manage traffic on our websites and service interruptions; our ability to maintain and develop our brands and content; the fluctuations of our results of operations from period to period; our indebtedness and the effect such indebtedness may have on our business; our need and our ability to incur additional debt or equity financing; our ability to integrate the operations and realize the expected benefits of businesses that we have acquired and may acquire in the future; the effect of unexpected liabilities we assume from our acquisitions; changes in application approval rates by our credit card issuer customers; our ability to successfully execute on our strategy, including without limitation our insurance quality initiative and our mobile strategy, and the effectiveness of our strategy; our ability to attract and retain executive officers and personnel; the impact of defense of and resolution of lawsuits to which we are a party; our ability to protect our intellectual property; the effects of facing liability for content on our websites; our ability to establish and maintain distribution arrangements; our ability to maintain good working relationships with our customers and third-party providers and to continue to attract new customers; the effect of our expansion of operations in the United Kingdom and China and possible expansion to other international markets, in which we may have limited experience; the willingness of consumers to accept the Internet and our online network as a medium for obtaining financial product information; the strength of the U.S. economy in general and the financial services industry in particular; changes in monetary and fiscal policies of the U.S. Government; changes in consumer spending and saving habits; changes in the legal and regulatory environment; changes in accounting principles, policies, practices or guidelines; and our ability to manage the risks involved in the foregoing. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012. These documents are available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition. We undertake no obligation to update or revise forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

-Financial Statements Follow-

###

Bankrate, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

($ in thousands, except per share data)

	September 30,	December 31,
	2013	2012

Assets
Cash and cash equivalents	$191,463	$83,590
Accounts receivable, net of allowance for doubtful accounts of $499 and $658 at September 30, 2013 and December 31, 2012	68,478	52,598
Deferred income taxes	3,763	3,763
Prepaid expenses and other current assets	18,977	13,691
Total current assets	282,681	153,642

Furniture, fixtures and equipment, net of accumulated depreciation of $17,979 and $12,851 at September 30, 2013 and December 31, 2012	12,085	10,024
Intangible assets, net of accumulated amortization of $167,287 and $128,366 at September 30, 2013 and December 31, 2012	364,442	382,732
Goodwill	610,950	602,173
Other assets	14,183	11,579
Total assets	$1,284,341	$1,160,150

Liabilities and Stockholders' Equity

Liabilities
Accounts payable	$9,869	$8,227
Accrued expenses	28,582	22,033
Deferred revenue and customer deposits	3,777	3,861
Accrued interest	2,758	10,588
Other current liabilities	23,067	6,399
Total current liabilities	68,053	51,108

Deferred income taxes	64,482	64,482
Long-term debt, net of unamortized discount	296,882	193,943
Other liabilities	22,536	22,466
Total liabilities	451,953	331,999

Commitments and contingencies

Stockholders' equity
Common stock, par value $.01 per share - 300,000,000 shares authorized at September 30, 2013 and December 31, 2012; 101,523,781 shares and 100,097,969 shares issued at September 30, 2013 and December 31, 2012; 101,473,253 shares and 100,047,441 shares outstanding at September 30, 2013 and December 31, 2012	1,015	1,000
Additional paid-in capital	854,124	843,393
Accumulated deficit	(21,724)	(15,264)
Less: Treasury stock, at cost - 50,528 shares at September 30, 2013 and December 31, 2012	(591)	(591)
Accumulated other comprehensive loss	(436)	(387)
Total stockholders' equity	832,388	828,151
Total liabilities and stockholders' equity	$1,284,341	$1,160,150

Bankrate, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

($ in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
Revenue	$121,178	$116,775	$335,172	$363,920
Cost of revenue (excludes depreciation and amortization)	40,524	37,682	114,035	115,569
Gross margin	80,654	79,093	221,137	248,351
	67%	68%	66%	68%
Operating expenses:
Sales	3,934	4,123	11,482	12,077
Marketing	31,639	34,986	82,658	97,787
Product development	4,453	4,082	13,578	12,652
General and administrative	12,214	8,302	35,523	27,469
Legal settlements	-	833	-	898
Acquisition, offering and related expenses	30	(512)	50	367
Depreciation and amortization	14,730	14,103	44,085	38,459
	67,000	65,917	187,376	189,709
Income from operations	13,654	13,176	33,761	58,642

Interest and other expenses, net	6,761	6,365	19,820	19,277
Changes in fair value of contingent acquisition consideration	2,142	1,742	6,240	2,140
Loss on extinguishment of debt	17,175	-	17,175	-
(Loss) income before income taxes	(12,424)	5,069	(9,474)	37,225
Income tax (benefit) expense	(4,673)	2,509	(3,014)	8,238
Net (loss) income	$(7,751)	$2,560	$(6,460)	$28,987

Basic and diluted net (loss) income per share:
Basic	$(0.08)	$0.03	$(0.06)	$0.29
Diluted	(0.08)	0.03	(0.06)	0.29
Weighted average common shares outstanding:
Basic	100,127,658	99,918,198	100,075,657	99,948,113
Diluted	100,127,658	100,541,993	100,075,657	101,157,285

Comprehensive (loss) income	$(7,522)	$2,716	$(6,509)	$29,326

Bankrate, Inc. and Subsidiaries

Non-GAAP Measures (unaudited)

($ in thousands, except per share data)

	(Unaudited)			(Unaudited)
	Three months ended			Nine months ended
	September 30,	September 30,		September 30,		September 30,
	2013	2012		2013		2012
Revenue	$121,178	$116,775		$335,172		$363,920

Gross margin excluding stock-based compensation (1)	$80,895	$79,216		$221,696		$248,822
Gross margin excluding stock-based compensation %	66.8%	67.8%		66.1%		68.4%

Adjusted EBITDA (2)	$31,907	$29,845		$86,510		$105,208
Adjusted EBITDA margin	26.3%	25.6%		25.8%		28.9%

Adjusted net income (3)	$13,515	$12,648		$35,988		$49,577
Adjusted EPS	$0.13	$0.13		$0.36		$0.49

Weighted average common shares outstanding (diluted):	100,127,658	100,541,993		100,075,657		101,157,285

(1) Gross margin excluding stock-based compensation represents gross margin plus stock-based compensation classified as cost of revenue.
Reconciliation of gross margin excluding stock-based compensation
Gross margin	$80,654	$79,093		$221,137		$248,351
Stock-based compensation	241	123		559		471
Gross margin excluding stock-based compensation	$80,895	$79,216		$221,696		$248,822

(2) Adjusted EBITDA adds back interest and other expense; income tax (benefit) expense; depreciation and amortization; changes in fair value of contingent acquisition consideration; loss on extinguishment of debt; legal settlements; acquisition, offering and related expenses; and stock-based compensation.

Reconciliation of adjusted EBITDA
Net (loss) income	$(7,751)	$2,560		$(6,460)		$28,987
Interest and other expenses	6,761	6,365		19,820		19,277
Income tax (benefit) expense	(4,673)	2,509		(3,014)		8,238
Depreciation and amortization	14,730	14,103		44,085		38,459
Earnings before interest, taxes, depreciation and amortization (EBITDA)	9,067	25,537		54,431		94,961
Change in fair value of contingent acquisition consideration	2,142	1,742		6,240		2,140
Loss on extinguishment of debt	17,175	-		17,175		-
Legal settlements	-	833		-		898
Acquisition, offering and related expenses	30	(512)		50		367
Stock-based compensation (5)	3,493	2,245		8,614		6,842
Adjusted EBITDA	$31,907	$29,845		$86,510		$105,208

(3) Adjusted net income adds back income tax (benefit) expense; other income; non-recurring change in fair value of contingent acquisition consideration; loss on extinguishment of debt; legal settlements; acquisition, offering and related expenses; stock-based compensation; and amortization, net of tax.

Reconciliation of adjusted net income
Net (loss) income	$(7,751)	$2,560		$(6,460)		$28,987
Income tax (benefit) expense	(4,673)	2,509		(3,014)		8,238
Other income	-	(135)		-		(135)
Change in fair value of contingent acquisition consideration due to change in estimate (4)	307	(71)	-	1,700	-	(71)
Loss on extinguishment of debt	17,175	-		17,175		-
Legal settlements	-	833		-		898
Acquisition, offering and related expenses	30	(512)		50		367
Stock-based compensation (5)	3,493	2,245		8,614		6,842
Amortization	13,574	13,305		40,932		36,147
Adjusted income before tax	22,155	20,734		58,997		81,273
Income tax (6)	8,640	8,086		23,009		31,696
Adjusted net income	$13,515	$12,648		$35,988		$49,577

(4) Change in fair value of contingent acquisition consideration due to change in estimate represents changes in fair value attributable to changes in expected earnings of acquired businesses.
Reconciliation of change in fair value of contingent acquisition consideration
Change in fair value of contingent acquisition consideration	$2,142	$1,742		$6,240		$2,140
Less: Change in fair value due to passage of time	1,835	1,813		4,540		2,211
Change in fair value of contingent acquisition consideration due to change in estimate	$307	$(71)		$1,700		$(71)

(5) Stock-based compensation is recorded in the following line items:
Cost of revenue	$241	$123		$559		$471
Sales	499	342		1,276		1,034
Marketing	393	267		970		742
Product development	487	338		1,201		1,151
General and administrative	1,873	1,175		4,608		3,444
Total stock-based compensation expense	$3,493	$2,245		$8,614		$6,842

(6) Assumes 39% income tax rate.